Exhibit (a)(5)(i)

WESTERN ASSET MIDDLE MARKET INCOME FUND INC.

ANNOUNCES FINAL RESULTS OF TENDER OFFER

Symbol: XWMFX

NEW YORK – (Business Wire) –January 7, 2022. Western Asset Middle Market Income Fund Inc. (XWMFX) announced today the final results of its issuer tender offer for up to 2.5% of the outstanding common stock (“Shares”) or 4,047 Shares of the Fund at a price equal to the Fund’s net asset value per Share on the day on which the tender offer expired. As described in the offer, the Fund reserved the right to purchase up to an additional 2% of the Fund’s outstanding Shares without amending or extending the offer (the “Additional Shares”). The Fund’s offer expired on January 5, 2022.

A total of 15,990 Shares were duly tendered and not withdrawn. Because the number of Shares tendered exceeds 4,047 Shares, the tender offer is oversubscribed. Therefore, in accordance with the terms and conditions specified in the tender offer, the Fund will purchase Shares from all tendering stockholders on a pro rata basis, excluding any odd lot transactions and disregarding fractions. A total of 7,284 Shares, including 3,237 Additional Shares, were accepted for payment. Accordingly, on a pro rata basis, including the impact of any Additional Shares purchased but excluding any odd lot transactions and disregarding fractions, approximately 41.6% of Shares for each stockholder who properly tendered Shares have been accepted for payment. The purchase price of properly tendered Shares is $639.78 per Share, equal to the per Share net asset value as of the close of the regular trading session of the New York Stock Exchange on January 5, 2022. The Fund expects to transmit payment to purchase the duly tendered and accepted Shares on or about January 7, 2022. Shares that were tendered but not accepted for payment and Shares that were not tendered will remain outstanding.

Any questions about the tender offer can be directed to Georgeson LLC, the information agent for the tender offer, at (866) 431-2110.

THIS PRESS RELEASE IS NOT A PROSPECTUS, CIRCULAR OR REPRESENTATION INTENDED FOR USE IN THE PURCHASE OR SALE OF FUND SHARES. THIS PRESS RELEASE MAY CONTAIN STATEMENTS REGARDING PLANS AND EXPECTATIONS FOR THE FUTURE THAT CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING AND CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS “MAY,” “WILL,” “EXPECT,” “ANTICIPATE,” “ESTIMATE,” “BELIEVE,” “CONTINUE” OR OTHER SIMILAR WORDS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE FUND’S CURRENT PLANS AND EXPECTATIONS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. ADDITIONAL INFORMATION CONCERNING SUCH RISKS AND UNCERTAINTIES ARE CONTAINED IN THE FUND’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Western Asset Middle Market Income Fund Inc. is a non-diversified closed-end management investment company. Legg Mason Partners Fund Advisor, LLC, the Fund’s manager, is an indirect, wholly-owned subsidiary of Franklin Resources Inc. (“Franklin Resources”) and the Fund’s subadvisers, Western Asset Management Company, LLC, Western Asset Management Company Limited, Western Asset Management Company Ltd. and Western Asset Management Company Pte. Ltd., also are indirect wholly-owned subsidiaries of Franklin Resources.

Data and commentary provided in this press release are for informational purposes only. Franklin Resources and its affiliates do not engage in selling shares of the Fund. Hard copies of the Fund’s complete audited financial statements are available free of charge upon request.

For more information, please call 1-888-777-0102 or consult the Fund’s web site at www.lmcef.com.

Franklin Distributors, LLC (formerly known as Legg Mason Investor Services, LLC) is a subsidiary of Franklin Resources.

© 2022 Franklin Distributors, LLC. Member FINRA, SIPC

Category: Fund Announcement

Source: Franklin Resources, Inc.

Source: Legg Mason Closed End Funds

Media Contact: Fund Investor Services-1-888-777-0102